Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces First Quarter 2008

Financial Results

Minneapolis, Minnesota, May 6, 2008. BUCA, Inc. (Nasdaq: BUCA) today announced financial results for the first fiscal quarter of 2008. The Company reported a net loss of $4.2 million, or ($0.20) per share, in the first quarter of fiscal 2008 as compared to a net loss of $2.8 million, or ($0.14) per share, in the first quarter of fiscal 2007.

John T. Bettin, the Company’s Chief Executive Officer and President commented, “The first quarter was clearly difficult for us, but not without its accomplishments. Our net loss of ($0.20) per share for the first quarter of fiscal 2008 included charges of approximately ($0.04) per share related to the impact of severance payments associated with our $2.1 million reduction in force executed in January of this year, and approximately ($0.03) per share related to the settlement of a wage and hour lawsuit in California. Despite a downturn in comparable restaurant sales of 2.5% for the period, our restaurants still did an excellent job of managing prime costs (the combination of product and labor costs), including lowering labor costs by 80 basis points as compared to the prior year. I am very proud of their tenacity and unwavering commitment to our Company during these most difficult of times for our industry. Although the environment will no doubt continue to be challenging on a number of fronts, we continue to have confidence that several of our new initiatives, including the recently expanded roll-out of catering and the upcoming launch of a new lunch menu, will help us weather the casual dining storm.”

First Quarter 2007 Results

Total restaurant sales in the first quarter of fiscal 2008 were $60.1 million compared to $62.8 million in the first quarter of fiscal 2007. The decrease in restaurant sales was primarily the result of the closure of four restaurants since the beginning of fiscal 2007 as well as the decrease in comparable restaurant sales, partially offset by the addition of New Year’s Eve to the first quarter of fiscal 2008 as compared to the same period of the prior year.

Comparable restaurant sales decreased 2.5% for the first quarter of fiscal 2008 as compared to the same period last year.

Product costs were $15.2 million in the first quarter of fiscal 2008 compared to $15.4 million in the first quarter of fiscal 2007. Product costs as a percentage of sales increased to 25.4% in the first quarter of fiscal 2008 from 24.5% in the first quarter of fiscal 2007. The decrease in product costs in dollars was primarily due to reductions in sales and the closure of four restaurants. The increase in product costs as a percentage of sales was primarily driven by the elimination of the Company’s Paisano Conference in first quarter 2008. The Paisano Conference is the Company’s annual strategic and celebratory meeting of its Paisano Partners, Divisional Vice Presidents and company executives. Because a portion of our Paisano Conference is typically sponsored by selected vendors, vendor sponsorship payments are accounted for as a reduction in product costs. The cancellation of the conference in the first quarter of fiscal 2008 has a corresponding negative impact on product costs as a percentage of sales.

Labor costs were $20.4 million in the first quarter of fiscal 2008 compared to $21.9 million in the first quarter of fiscal 2007. The decrease in labor cost dollars was primarily related to the closure of four restaurants. Labor cost as a percentage of sales decreased to 34.0% in the first quarter of fiscal 2008 from 34.8% in the first quarter of fiscal 2007. The decrease in labor costs as a percentage of sales was primarily related to a decrease in medical claims in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007, and reductions in non-exempt staffing resulting from the Company’s labor management initiative, partially offset by increases in restaurant-level management staffing.

General and administrative expenses were $6.2 million in the first quarter of fiscal 2008 as compared to $5.6 million in the first quarter of fiscal 2007. General and administrative expenses as a percentage of restaurant sales were 10.2% in the first quarter of fiscal 2008 as compared to 8.9% in the comparable period of fiscal 2007. The increase in general and administrative expenses in the first quarter of fiscal 2008 was primarily related to severance costs associated with the Company’s previously announced reduction in force as well as the settlement of a wage and hour lawsuit in California, partially offset by the savings from the reduction in force.

Conference Call

BUCA, Inc. will host a conference call on Tuesday, May 6, 2008 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. John T. Bettin, the Company’s Chief Executive Officer and President, and Dennis J. Goetz, the company’s Chief Financial Officer, will be hosting the call. The conference call will be webcast and can be accessed from the following link: http://viavid.net/dce.aspx?sid=00004FE3. For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on May 6, 2008, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 5821244.

About the Company:

BUCA, Inc. owns and operates 89 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia

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BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007
Restaurant sales	$60,105	$62,811
Restaurant costs:
Product	15,237	15,378
Labor	20,417	21,860
Direct and occupancy	19,134	19,047
Depreciation and amortization	2,689	2,954
Loss on disposal of assets	20	100

Total restaurant costs	57,497	59,339

General and administrative expenses	6,211	5,624
Loss on impairment of long-lived assets	31	50
Lease termination charges	—	(3)

Operating loss	(3,634)	(2,199)

Interest income	27	137
Interest expense	(592)	(561)

Loss before income taxes	(4,199)	(2,623)
Income taxes	—	—

Net loss from continuing operations	(4,199)	(2,623)
Net loss from discontinued operations	—	(172)

Net loss	$(4,199)	$(2,795)
Net loss from continuing operations per share—basic and diluted	$(0.20)	$(0.13)
Net loss from discontinued operations per share—basic and diluted	$—	$(0.01)

Net loss per share—basic and diluted	$(0.20)	$(0.14)

Weighted average common shares outstanding—basic and diluted	20,533,247	20,410,184

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	March 30, 2008	December 30, 2007
ASSETS
CURRENT ASSETS:
Cash	$819	$1,070
Accounts receivable	3,542	4,260
Inventories	5,947	6,084
Prepaid expenses and other	4,069	4,470

Total current assets	14,377	15,884

PROPERTY AND EQUIPMENT, net	96,725	98,327
OTHER ASSETS	3,121	3,186

	$114,223	$117,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,948	$6,634
Unredeemed gift card liabilities	2,369	3,738
Accrued payroll and benefits	6,477	7,483
Accrued sales, property and income tax	3,177	3,897
Other accrued expenses	4,371	4,876
Line of credit borrowing	3,510	—
Current maturities of long-term debt and capital leases	325	296

Total current liabilities	28,177	26,924

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	15,904	15,993
DEFERRED RENT	17,917	18,002
OTHER LIABILITIES	3,671	3,962

Total liabilities	65,669	64,881

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value per share, 30,000,000 shares authorized; 21,438,453 and 21,088,651 shares issued and outstanding, respectively	214	211
Additional paid-in capital	173,081	172,903
Accumulated deficit	(123,877)	(119,678)
Notes receivable from employee shareholders	(864)	(920)

Total shareholders’ equity	48,554	52,516

	$114,223	$117,397